CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

PRIVATE PURCHASE AGREEMENT

July 27, 2022

Masterworks Gallery, LLC
acting as duly authorized agent for Masterworks Cayman SPC,
o/b/o its Gallery Segregated Portfolio
225 Liberty Street
Floor 29
New York, NY 10281-2699
U.S.A.

PROPERTY:
ZAO WOU-KI
Untitled
signed and dated 9.2.81./15.2.82.
oil on canvas
36¼ by 28¾ in. 92 by 73 in.
Executed in 1981-82.

This confirms our agreement for you to purchase the property shown above, subject to the Terms and Conditions set forth on the following page. This first page sets out some key information relating to the purchase. See the Terms and Conditions for additional information and the meaning of capitalized terms. The Terms and Conditions are an integral part of this agreement.

PRICE: You will pay us a Purchase Price of $1,572,000 for the Property.

SETTLEMENT: Your payment of the Purchase Price, plus any applicable taxes, is due within thirty (30) days of your receipt of a [***] invoice for the Property.

Please confirm your agreement by signing, dating and returning to us a copy of this agreement.

[***]

By	Date
Name	Title

ACCEPTED AND AGREED:

Masterworks Gallery, LLC, acting as duly authorized agent for Masterworks Cayman SPC, acting on behalf of its Gallery Segregated Portfolio

Signed	Date
Name	Title

[***]

TERMS AND CONDITIONS

1. **Defined Terms.** In this agreement, "we", "us" or "our" refers to [***] and any affiliated company offering property for sale under this agreement, and "Masterworks," "you" and "your" refer to the buyer(s) whose name(s) appears at the top of page 1. To make this agreement easier to read, we have given the following capitalized words a specific meaning:

Property: the item of property purchased by you under this agreement and listed on page 1.

Purchase Price: the price for the Property that is paid by you.

Seller: the seller of the Property [***]: [***], its subsidiaries and other companies within its corporate group.

2. **Title.** Title to the Property will pass to you when we receive full payment of the Purchase Price in good and immediately available funds.

3. **Seller Representations and Warranties.** We confirm to you that the Seller has represented and warranted to us and to you (as an intended beneficiary) that:

a. the Seller (or the Seller's principal has) has complete and lawful right, title and interest in the Property;

b. there are,no claims or potential claims (including but not limited to claims by governments) to title or possession of the Property or other claims, legal proceedings, liens (except for federal or state estate tax liens, if any, with respect to which the underlying obligations shall be satisfied by the Seller as they come due), security interests, encumbrances or other restrictions on the Property, and the Seller has no knowledge of any facts or circumstances that may give rise to any claims;

c. good title to and right to possession of the Property will pass to you free of all liens, security interests, claims, restrictions and encumbrances;

d. the Seller has provided us with all information the Seller has concerning the Property, including but not limited to information concerning the Property's condition (including any damage or restoration), provenance, authenticity or attribution, and any information that may affect the salability or value of the Property; and the Seller has no reason to believe that the Property is inauthentic or misattributed;

e. there are no import or export violations, or duties or taxes that are owed, relating to the Property;

f. no applicable law, regulation or code in any jurisdiction has been or will be violated in the performance of the Seller's obligations under the agreement between the Seller and [***];

g. the Seller has no knowledge or reason to suspect that (i) the Property is connected with the proceeds of criminal activity, or (ii) the Seller is under investigation, charged with, or convicted of any substantive or predicate money laundering crime, terrorist activity, or act in violation of any anti-bribery or anti-corruption law, including the UK Bribery Act 2010 and the US Foreign Corrupt Practices Act; and

h. the Seller (or the Seller's principal) is not (i) a person or entity subject to trade sanctions, embargoes or restrictions in any jurisdiction ("Sanctioned Person"), or (ii) owned or controlled by a Sanctioned Person; and the net sale proceeds will not be transferred to or used for the benefit of a Sanctioned Person.

4. **Seller Indemnity.** We confirm to you that the Seller has agreed to indemnify and hold us and you (as an intended beneficiary) harmless against any and all claims, causes of action, losses and liabilities, including reasonable attorneys' fees, relating to an inaccuracy or alleged inaccuracy or breach or alleged breach of any of the Seller's representations and warranties or obligations under our agreement with the Seller.

5. **Buyer Representations and Warranties.** You represent and warrant to us that:

a. you have no knowledge or reason to suspect that you are under investigation, charged with, or convicted of any substantive or predicate money laundering crime, terrorist activity, or act in violation of any anti-bribery or anti-corruption law, including the UK Bribery Act 2010 and the US Foreign Corrupt Practices Act;

b. you (or your principal) are not (i) a person or entity subject to trade sanctions, embargoes or restrictions in any jurisdiction ("Sanctioned Person"), or (ii) owned or controlled by a Sanctioned Person; and none of the Purchase Price will be funded by a Sanctioned Person; and

c. you have full legal authority without any further action or other party's consent to enter into and perform this agreement and to make these representations and warranties; if you are an entity, the individual signing on your behalf is authorized to do so and the entity is duly organized, validly existing and in good standing in the jurisdiction where it is organized; if you are an agent, all commissions payable to you for this consignment have been authorized by your principal.

6. **Buyer Indemnity.** You shall indemnify and hold us harmless against any and all claims, causes of action, losses and liabilities, including reasonable attorneys' fees, relating to an inaccuracy or alleged inaccuracy or breach or alleged breach of any of your representations and warranties or obligations under this agreement.

7. **Buyer Business Practices.** For the avoidance of doubt, the parties acknowledge that Masterworks' standard business practices in securitization of artworks through a segregated portfolio of Masterworks Cayman SPC, as a single artwork owned by an individual Delaware LLC shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Agreement.

8. **Failure to Pay.** We may impose on you and retain for our account a late charge if payment is not received when due. If you do not pay in full when due we will notify you in writing. If payment is not made within three (3) business days thereafter, we may cancel the sale of the Property to you.

9. **Guarantee**

a. We guarantee to you for a period of four years from the date the Property is sold that the authorship, period, culture or origin of each item of the Property is as set out in the bold or capitalized type heading in the description of such item on the first page of this agreement. This guarantee is not assignable, and it is applicable only to you and not to any subsequent owner or owners who acquire an interest in the Property.

b. Subject to the guarantee in Section 9(a) and the express representations and warranties of the Seller restated in Section 3, the Property is sold to you "AS IS," and neither we nor the Seller make any representation or warranty with respect to merchantability, fitness for a particular purpose, the physical condition, size, quality, rarity, importance, provenance, restoration, exhibitions, literature or historical relevance of the Property, and no statement anywhere, whether oral or written, will be deemed such a representation or warranty.

10. **Rescission.** We may rescind the sale of the Property if we reasonably determine (a) you are entitled to rescind the sale under the terms of the guarantee in Section 9(a) above, (b) any of your representations and warranties are inaccurate or breached in a manner that cannot reasonably be cured or has not been cured within ten (10) business days after we have advised you of such inaccuracy or breach, or (c) the sale is illegal or has subjected or may subject us to liability. In any such case, your sole remedy, to the exclusion of any other remedy available to you by law or otherwise, is the refund of the Purchase Price in exchange for the Property, which must be returned to us in the same condition as when sold to you (normal wear and tear of a work of art of the Property's type excepted).

11. **Limitation of Liability.** The absolute limit of our liability and responsibility to you under this agreement will not exceed the Purchase Price actually paid by you, and we are not responsible for any special, incidental, consequential or punitive damages.

12. **Taxes**

a. You will pay any and all taxes and/or duties that may be due on your purchase of the Property.

b. No one within [***] has provided tax advice to you or for your benefit in connection with this agreement.

13. Co-Buyers; Agents. If you are buying the Property with one or more co-buyers, each buyer jointly and severally assumes the buyer's obligations and liabilities under this agreement. If you are an agent acting on behalf of a principal who is not signing this agreement, you and the principal jointly and severally assume the buyer's obligations and liabilities under this agreement.

14. Miscellaneous

a. This agreement will be governed by and construed in accordance with the laws of the State of New York. In the event of a dispute arising from or relating to this agreement, you will submit to the exclusive jurisdiction of the state courts of and the federal courts sitting in the State and County of New York.

b. This agreement is binding upon and effective for the benefit of your estate, heirs, executors, devisees, representatives, administrators, successors and assigns.

c. You may not assign your rights or delegate your obligations under this agreement without our prior written consent.

d. This agreement will automatically terminate and be null and void if we have not entered into a written agreement with the Seller that will allow us to undertake our obligations in this agreement.

e. This agreement, including any schedules, constitutes the entire agreement between us and you with respect to this consignment and supersedes all prior or contemporaneous written, oral or implied understandings, representations or agreements relating to the subject matter of this agreement. No provision of this agreement may be amended or waived unless you and we agree in a signed writing to do so.

f. The provisions in this agreement that by their nature are intended to survive termination or the completion of the transactions contemplated will so survive.

g. We may impose and retain a late charge of 1.5% per month on any amount you owe to [***] that is unpaid for more than 15 days after we notify you.

h. You will not disclose the terms of this agreement to any third party without our prior written consent, except to your attorneys or accountants on a need-to-know basis, or because of valid legal process compelling the disclosure, provided you first give us prompt written notice of such service of process and allow us an opportunity to seek a protective order. Notwithstanding the foregoing, you may disclose the terms of this agreement to the United States Securities Exchange Commission, but solely to the extent required to comply with applicable law.

i. If we receive a subpoena relating to the Property or the agreement, you shall pay us the costs we incur, including reasonable attorney's fees, in responding to the subpoena.

j. You will provide us, upon our request, verification of identity and any additional information required to comply with our Know Your Client (**"KYC"**) requirements or to evidence your authority to sign this agreement. You agree to notify us if you are acting as agent, and further agree to disclose to us the identity of your principal and provide verification of identity for your principal and any additional information required to comply with our KYC requirements with respect to your principal. You acknowledge and agree that we may cancel this agreement if you fail to or until you satisfy our KYC requirements.

k. [***] will hold and process your personal information and may share it with another [***] company for use as described in, and in line with, [***] Privacy Policy published on [***] website at [***] or available on request by email to [***].

l. You have had the opportunity to consult an attorney of your choosing before signing this agreement, and we have not provided legal advice to you or for your benefit in connection with this agreement.

m. This agreement may be executed in counterparts, each of which will be deemed an original and together constitute one instrument. Signatures sent by facsimile or email transmission or other electronic signatures are valid and binding and will be deemed an original.